Exhibit 99.1

NEWS RELEASE

Contact:
MQ Associates, Inc.
Todd E. Andrews
Chief Financial Officer
(770) 300-0101

MQ ASSOCIATES ANNOUNCES DEFINITIVE AGREEMENT FOR SALE OF COMPANY

ALPHARETTA, GEORGIA, AUGUST 13, 2007 — MQ Associates, Inc., a leading national provider of diagnostic imaging services, today announced that it has entered into a definitive merger agreement with Novant Health, a leading not-for-profit integrated healthcare system in North and South Carolina, pursuant to which Novant will acquire MQ Associates.

Novant will pay $45 million in cash at closing, and contingent consideration in an amount up to $35 million based on the company’s adjusted EBITDA during the 2008 fiscal year.  The transaction will result in a change of control under the terms of the indentures with respect to MQ Associates’ 12¼% senior discount notes and MedQuest, Inc.’s 11⅞% senior subordinated notes.

In connection with the merger, MQ Associates’ controlling stockholder, an affiliate of J.P. Morgan Partners, LLC, has entered into a Voting Agreement, pursuant to which it has agreed to vote all of its shares of voting stock in favor of the merger not later than September 14, 2007. The transaction is subject to certain healthcare and other regulatory approvals, including the expiration or termination of the waiting period under the Hart Scott-Rodino Act, as well as other customary closing conditions.

About MQ Associates, Inc.

MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 91 centers in thirteen states located primarily throughout the southeastern and southwestern United States.

About Novant Health

Novant Health is a not-for-profit integrated group of hospitals and physician clinics serving North and South Carolina.  It’s ranked as one of our nation’s ten best healthcare systems. Hospital affiliates include Presbyterian Hospital, Presbyterian Orthopaedic Hospital, Presbyterian Hospital Matthews and Presbyterian Hospital Huntersville in the Charlotte, NC area; Forsyth Medical Center and Medical Park Hospital in Winston-Salem, NC; Thomasville Medical Center in Thomasville, NC; and Brunswick Community Hospital in Supply, NC.  The Novant Medical Group consists of more than 800 physicians in 232 clinic locations.  Other Novant facilities and programs include two nursing homes, outpatient surgery and diagnostic centers, rehabilitation programs and community health outreach programs.